Exhibit 5

August 12, 2016

Alliance One International, Inc.

8001 Aerial Center Parkway

Morrisville, North Carolina 27560-8417

Re:	Registration statement on Form S-8 of Alliance One International, Inc. relating to the Alliance One International, Inc. 2016 Incentive Plan

Ladies and Gentlemen:

We have served as counsel to Alliance One International, Inc., a Virginia corporation (the “Corporation”), in connection with the preparation by the Corporation of a registration statement on Form S-8 (the “Registration Statement”) for filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offer and sale of up to 1,756,498 shares of the Corporation’s common stock, no par value (the “Shares”), to be issued by the Corporation pursuant to the Alliance One International, Inc. 2016 Incentive Plan (the “Plan”) and the related awards under the Plan.

We have examined the Plan, the Amended and Restated Articles of Incorporation, as amended, of the Corporation listed as an exhibit to the Registration Statement (the “Charter”), the Amended and Restated Bylaws of the Corporation listed as an exhibit to the Registration Statement (the “Bylaws”), and such other corporate and other documents and records and certificates of public officials as we have deemed necessary or appropriate for the purposes of this opinion.

We have assumed (i) the authority and genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, and (iv) the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies. We have assumed that the Corporation and those officers and employees who may receive awards under the Plan will have complied with the relevant requirements of the Plan and that all prescribed filings with regulatory authorities, including any stock exchanges having jurisdiction, will be effected in accordance with their respective requirements and that the approvals of such regulatory authorities, including any stock exchanges having jurisdiction, will have been granted prior to the issuance of any of the Shares.

Based upon the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that the Shares, if and when originally issued and sold by the Corporation pursuant to the terms and conditions of the Plan, and upon payment of the consideration payable therefor pursuant to the Plan, will be legally issued, fully paid and nonassessable and will represent validly authorized and outstanding shares of common stock of the Corporation.

ROBINSON, BRADSHAW & HINSON, P.A. : robinsonbradshaw.com
Charlotte Office : 101 N. Tryon St., Ste. 1900, Charlotte, NC 28246 : 704.377.2536

Alliance One International, Inc.

August 12, 2016

The opinions expressed herein are limited to the corporation laws of the Commonwealth of Virginia and the federal laws of the United States, and we express no opinion with respect to the laws of any other state or jurisdiction. Opinions involving matters arising under the laws of Virginia are given by lawyers in our firm who are licensed to practice in Virginia.

The opinions expressed herein are contingent upon the Registration Statement becoming effective under the Securities Act of 1933 (as amended, the “Act”).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
ROBINSON, BRADSHAW & HINSON, P.A.
/s/ Robinson, Bradshaw & Hinson, P.A.